Exhibit 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FD ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC. REPORTS
FOURTH QUARTER NET INCOME OF $0.35 PER DILUTED SHARE,
ON SALES OF $1.22 BILLION
(INCLUDES LOSSES FOR EARLY RETIREMENT OF DEBT, REVALUATION OF
VENEZUELAN OPERATIONS AND FAVORABLE TAX ITEMS
TOTALING TO A REDUCTION OF $0.15 PER SHARE)
GLENVIEW, IL, February 2, 2010 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended January 1, 2010.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Year Ended
(n.m.— not meaningful)	Jan. 1,	Jan. 2,	Percent	Jan. 1,	Jan. 2,	Percent
	2010	2009	Change	2010	2009	Change
Net Sales	$1,217.6	$1,458.6	-17%	$4,982.4	$6,136.6	-19%
Impairment Charge	—	—	—	$100.0	—	n.m.
Operating Income	$46.9	$50.7	-8%	$103.5	$391.9	-74%
Net Income/(Loss)	$12.7	$7.4	72%	($29.3)	$187.9	n.m.
Diluted Earnings/(Loss) Per Share	$0.35	$0.20	75%	($0.83)	$4.87	n.m.
Diluted Weighted Shares	36.3	36.5	-1%	35.1	38.6	-9%
Note: Throughout this announcement prior year amounts have been restated to conform to the requirements of FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” that became effective in 2009.
Fourth Quarter Highlights
•	Sales of $1.22 billion decreased 17 percent compared to sales of $1.46 billion in the year ago quarter. Major items affecting current quarter sales comparisons versus the prior year included:
•	$35.5 million of favorable foreign exchange effects

•	$16.6 million of unfavorable copper price effects

•	Exclusive of the effects of foreign exchange and copper prices, sales declined by 18 percent organically.
•	Fourth quarter operating income of $46.9 million compared to $50.7 million reported in the year ago quarter. Major items affecting year-on-year operating profit comparisons, in addition to lower organic sales and lower sales mix driven gross margins included:
•	2009 fourth quarter, negative effects of a $4.2 million exchange rate driven lower of cost or market inventory adjustment in Venezuela.

•	2008 fourth quarter, negative effects of $24.1 million in bad debt expense associated with NetVersant and Nortel bankruptcies, $8.1 million in severance and lease writedown charges and a $2.0 million inventory markdown.

•	Exclusive of the unusual items in both years, operating profits declined by $33.8 million or 40 percent year-on-year.
•	Operating margins in the current quarter were 3.9 percent as compared to 3.5 percent in the year ago quarter. Excluding the unusual items, outlined in the above bullet point, operating margins in the fourth quarter of 2009 were 4.2 percent versus 5.8 percent in the year ago quarter.

•	Other expense in the current quarter was $18.2 million versus $16.7 million in the year ago quarter. Major items affecting other expense comparison between years included:
•	2009 fourth quarter, foreign exchange losses of $13.8 million associated with repatriation of cash from Venezuela and the remeasurement of Bolivar denominated assets at the parallel exchange rate together with $2.3 million of net losses associated with the early retirement of debt.

•	2008 fourth quarter, foreign exchange losses of $12.0 million due to above-average exchange rate volatility and $4.8 million of losses on the cash surrender value of company owned life insurance policies due to extreme negative financial market performance in the quarter.
•	Income tax expense in the current quarter includes favorable net adjustments of $4.8 million primarily due to the reversal of a valuation allowance.

•	Net income of $12.7 million, or $0.35 per share, increased by 72 percent as compared to $7.4 million, or $0.20 per share, reported in the year ago quarter. The year-on-year comparisons were impacted by a number of unusual items in each reporting period, as outlined above. Excluding those unusual items from both years net income would have been $18.3 million, or $0.50 per share as compared to $40.6 million or $1.11 per share in the year ago quarter, or a decline of 55 percent.

•	Cash flow generated from operations was $47.0 million as compared to the $34.4 million generated in the year ago quarter.
Fourth Quarter Sales Trends
Commenting on fourth quarter sales trends, Robert Eck, President and CEO, stated, “Our fourth quarter sales patterns were largely a continuation of flat daily sales trends the company experienced over much of the first nine months of this year. Sequentially, the current quarter was negatively impacted by an increased number of holidays as compared to the third quarter. As we expected, year-on-year sales comparisons were negatively impacted by the economic slowdown and lower copper prices, which were partially offset by favorable foreign exchange effects.”
“Once again our three primary end markets, within all geographic segments, reported year-on-year sales declines,” continued Eck. “Our best sales performance was within our North American OEM Supply end market, where continuing softness with aerospace customers was partially offset by slight growth with industrial customers, resulting in a 10 percent year-on-year organic decline in sales. Our worst sales performance in the quarter was within the electrical wire & cable end markets in North America and Europe, where even after adjusting for lower copper prices and foreign exchange effects we reported a 25 percent year-on-year organic decline in sales due to a decrease in the number of larger projects in the current quarter.”

Fourth Quarter Operating Results
“After adjusting for unusual items in both years, the primary contributors to the decline in operating profitability were reduced sales volumes and, to a lesser degree, the year-on-year effects of lower copper prices,” commented Eck. “In addition to the effects of lower sales, we also experienced lower gross margins, primarily due to larger sales declines in select higher gross margin end markets, such as worldwide electrical wire & cable and European OEM Supply.”
“While the expense actions taken over the past few quarters, as anticipated, are positively impacting our profitability, they have not fully offset the organic decline in business, as the company seeks to balance expense reduction with preservation of customer service capabilities,” continued Eck. “Fourth quarter operating expenses of $225.7 million were down $61.1 million or 21 percent from levels in the fourth quarter of 2008. After adjusting for the year ago unusual items, relevant to operating expense, year-on-year operating expenses declined by $28.9 million or 11 percent. Exchange rates caused an increase in year-on-year expenses by $7.8 million. While we remain focused on tight expense management, we nonetheless anticipate some expense increases during 2010 particularly for higher pension, incentive and wage costs.”
Company-wide operating margins improved to 3.9 percent from 3.5 percent in the year ago quarter. However, excluding the inventory markdown in the current quarter and adjusting the prior year quarter for the relevant portions of the unusual items, operating margins have declined from 5.8 percent in the prior year quarter to 4.2 percent in the current quarter. The decline from the year ago adjusted operating margin is attributable to the fact that the combined effects of lower sales and the impact of the adverse sales mix on gross margins were greater than the year-on-year operating expense reductions achieved in the fourth quarter.
North America operating margins increased to 5.7 percent from 4.5 percent in the year ago quarter; however, after excluding relevant portions of the unusual items, year ago operating margins would have been 7.0 percent. The decline from the year ago adjusted operating margin is primarily due to lower sales volumes, an 80 basis point decline in gross margins and $2.6 million in lower earnings due to lower copper prices that collectively exceeded the benefit of a 14 percent reduction in operating expenses from the adjusted level of the year ago quarter.
Europe operating margins were a negative 2.6 percent as compared to a negative 2.8 percent in the year ago quarter; however, adjusted for the relevant portion of the unusual items, operating margins in the year ago quarter would have been slightly positive. The declines from the year ago adjusted operating margins reflect lower sales volumes and gross profit that was greater than the reduction in operating expense from the adjusted level of the year ago quarter.
Emerging Markets operating margins decreased to 3.5 percent in the current quarter compared to 8.0 percent in the year ago quarter primarily due to lower sales and the $4.2 million exchange rate driven lower of cost or market inventory adjustment in Venezuela. Without the exchange rate driven inventory markdown, operating margins in the fourth quarter of 2009 would have been 6.7 percent.
Cash Flow and Leverage
“We are pleased with our continued strong cash generation, including our fourth quarter cash flow from operations of $47.0 million, up from the $34.4 million generated in the year ago quarter,” commented Dennis Letham, Executive Vice President-Finance. “For full year 2009, cash flow from operations was $440.9 million, up substantially from the $125.0 million generated in the previous year. The biggest driver of the increase in cash flow was a $306.9 million decrease in working capital associated with the reduction in sales.”
“During the most recent quarter, we used $70.8 million of existing cash balances and cash flow to retire outstanding debt, bringing the year-to-date debt reduction to approximately $300 million. Included in the fourth quarter reduction were $23.5 million of 10% senior notes and 3.25% zero coupon convertible notes with an accreted value of $45.5 million. Not only have we reduced the leverage levels through the debt buy back, but we have also reduced the potential dilution associated with the 3.25% convertible notes through the cumulative retirement of 35 percent of that outstanding issue,” said Letham. “With a quarter end cash balance of $111.5 million, including $72.5 million of short-term invested cash, and an expectation of continuing positive cash flow in 2010, we may from time to time repurchase additional amounts of the company’s outstanding shares or debt obligations. In addition, this reduced leverage on our balance sheet better positions the company to quickly capitalize on the eventual economic rebound.”
Key capital structure and credit-related statistics for the fourth quarter include:
•	Year-end debt-to-total capital ratio of 44.8 percent compared to 50.7 percent at the end of 2008

•	Invested cash increased to $72.5 million at the end of 2009, up from the $6.0 million at the end of 2008

•	Fourth quarter weighted average cost of borrowed capital of 7.8 percent compared to 5.2 percent in the year ago quarter

•	99 percent of quarter-end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$312.7 million of availability under bank revolving lines of credit at quarter end

•	$5.0 million of outstanding borrowings under the $200.0 million account receivable securitization facility at year end
Venezuela
In anticipation of a pending devaluation of the Venezuelan Bolivar, the company repatriated cash balances from Venezuela using the parallel market in December 2009. As a result of this action using the parallel market, the company determined it was appropriate to remeasure assets denominated in Bolivars in its December balance sheet at the parallel market rate. The foreign exchange loss from the repatriation of cash balances and the remeasurement of the December balance sheet totaled $13.8 million on a pre-tax basis. In addition, the company incurred a loss by marking down the inventory value in Venezuela by $4.2 million due to the exchange rate driven lower of cost or market valuation considerations. The after tax impact of the above actions was a loss of $8.9 million or $0.24 per diluted share.
Business Outlook
Eck commented, “As Anixter enters 2010, we are encouraged by reports of economic conditions stabilizing and even improving in many parts of the world, despite not yet seeing a meaningful positive impact on our business. For us to benefit from this trend, overall economic growth will need to be sustained for at least two to three quarters such that our customers gain the confidence to invest in new projects or the growth in their respective business requires new capital projects or generates increased levels of production. Assuming positive trends in macro economic conditions continue, we would anticipate seeing some growth in sales by the middle of 2010.”

“Until we experience improved and consistent sales trends our focus will remain on diligent cost management efforts and building our market share positions across all end markets and geographic segments while maintaining or improving gross margins. Strategically we will focus on adding new products to our portfolio where appropriate, developing end market presence in either electrical wire & cable or OEM Supply in countries where our current presence is large but limited to only the enterprise cabling and security solutions end market. We will also selectively work to deepen our geographic presence in countries where our current presence is largely confined to the capital or the principal business city. As we begin to see sales growth from either the recovering economy or our own growth initiatives, we believe the excess capacity in our expense structure positions us well to drive significant improvement in operating profitability,” Eck concluded.
2009 Accounting Change
As required by Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlements)” the company began accounting separately for the debt and equity components of its outstanding convertible bonds at the beginning of the year. As a result of this change, the company reported diluted income per share for the fourth quarter of 2009 that was 6 cents lower than would have been reported under the prior accounting rules. For the full year the company’s diluted loss per share was 24 cents greater than what would have been reported. At the same time, the adoption of these new rules required the company to restate its previously reported results to give effect to these new rules. The effect of this change was to reduce fourth quarter and full year 2008 earnings per diluted share by 6 cents and 20 cents, respectively, from the amounts previously reported.
Fourth Quarter Earnings Report
Anixter will report results for the 2009 fourth quarter on Tuesday, February 2, 2010 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $900 million in inventory, 3) 225 warehouses with more than 7.0 million square feet of space, and 4) locations in 265 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” “will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, including the severity of current economic and financial market conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, potential impairment of goodwill and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	13 Weeks Ended		Year Ended
	January 1,	January 2,	January 1,	January 2,
(In millions, except per share amounts)	2010	2009	2010	2009

Net sales	$1,217.6	$1,458.6	$4,982.4	$6,136.6
Cost of goods sold	945.0	1,121.1	3,851.8	4,693.8

Gross profit	272.6	337.5	1,130.6	1,442.8
Goodwill impairment	—	—	100.0	—
Operating expenses	225.7	286.8	927.1	1,050.9

Operating income	46.9	50.7	103.5	391.9
Interest expense	(16.9)	(16.7)	(66.1)	(60.6)
Other, net	(18.2)	(16.7)	(20.2)	(25.8)

Income before income taxes	11.8	17.3	17.2	305.5
Income tax expense	(0.9)	9.9	46.5	117.6

Net income (loss)	$12.7	$7.4	$(29.3)	$187.9

Net income (loss) per share:
Basic	$0.37	$0.21	$(0.83)	$5.30
Diluted	$0.35	$0.20	$(0.83)	$4.87

Average shares outstanding:
Basic	34.6	35.3	35.1	35.4
Diluted	36.3	36.5	35.1	38.6

Geographic Segments

Net sales:
North America	$855.4	$1,034.6	$3,610.0	$4,280.1
Europe	230.3	275.3	907.2	1,309.4
Asia Pacific and Latin America	131.9	148.7	465.2	547.1

	$1,217.6	$1,458.6	$4,982.4	$6,136.6

Operating income (loss):
North America	$48.3	$46.7	$194.6	$315.1
Europe	(6.0)	(7.9)	(119.2)	35.9
Asia Pacific and Latin America	4.6	11.9	28.1	40.9

	$46.9	$50.7	$103.5	$391.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	January 1,	January 2,
(In millions)	2010	2009

Assets

Cash and cash equivalents	$111.5	$65.3
Accounts receivable, net	941.5	1,051.7
Inventories	918.8	1,153.3
Deferred income taxes	47.5	41.3
Other current assets	31.7	32.8

Total current assets	2,051.0	2,344.4

Property and equipment, net	87.5	86.0
Goodwill	357.7	458.6
Other assets	175.5	173.4

	$2,671.7	$3,062.4

Liabilities and Stockholders’ Equity

Accounts payable	$505.4	$582.1
Accrued expenses	155.9	161.9
Short-term debt	8.7	249.5

Total current liabilities	670.0	993.5

1.0% convertible senior notes	249.1	235.0
5.95% senior notes	200.0	200.0
10.0% senior notes	163.5	—
3.25% zero coupon convertible notes	112.7	167.5
Revolving lines of credit and other	96.1	250.0
Other liabilities	156.2	143.6

Total liabilities	1,647.6	1,989.6

Stockholders’ equity	1,024.1	1,072.8

	$2,671.7	$3,062.4

Financial Measures That Supplement GAAP

This report includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange, acquisitions and copper pricing, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
Fourth Quarter Sales Growth Trends

		Adjustments for:
	Fourth Quarter	Foreign			Fourth Quarter	Fourth Quarter
	2009 Sales	Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$459.2	$(6.5)	$—	$—	$452.7	$536.9	-15.7%
Wire & Cable	261.0	(9.8)	—	13.8	265.0	353.5	-25.1%
OEM Supply	135.3	(0.5)	—	—	134.8	149.1	-9.5%
Eliminations	(0.1)	—	—	—	(0.1)	(4.9)	n/a

Total North America	$855.4	$(16.8)	$—	$13.8	$852.4	$1,034.6	-17.6%

Europe
Enterprise Cabling and Security	$91.9	$(6.8)	$—	$—	$85.1	$98.4	-13.4%
Wire & Cable	37.5	(1.7)	—	2.8	38.6	53.2	-27.2%
OEM Supply	100.9	(6.0)	—	—	94.9	123.7	-23.4%

Total Europe	$230.3	$(14.5)	$—	$2.8	$218.6	$275.3	-20.5%

Emerging Markets	$131.9	$(4.2)	$—	$—	$127.7	$148.7	-14.2%

Anixter International	$1,217.6	$(35.5)	$—	$16.6	$1,198.7	$1,458.6	-17.8%

Twelve Month Sales Growth Trends

	December	Adjustments for:			December	December
	Year-to-Date	Foreign			Year-to-Date	Year-to-Date
	2009 Sales	Exchange	Acquisition	Copper	2009 Sales	2008 Sales	Organic
	(as reported)	Impact	Impact	Impact	(as adjusted)	(as reported)	Growth
	(in millions)
North America
Enterprise Cabling and Security	$1,963.8	$22.2	$—	$—	$1,986.0	$2,250.2	-11.7%
Wire & Cable	1,102.4	27.4	(24.6)	134.4	1,239.6	1,505.5	-17.7%
OEM Supply	543.2	1.7	(38.1)	—	506.8	533.3	-5.0%
Eliminations	0.6	—	—	—	0.6	(8.9)	n/a

Total North America	$3,610.0	$51.3	$(62.7)	$134.4	$3,733.0	$4,280.1	-12.8%

Europe
Enterprise Cabling and Security	$345.8	$31.1	$—	$—	$376.9	$447.9	-15.8%
Wire & Cable	170.5	22.1	—	12.6	205.2	253.6	-19.1%
OEM Supply	390.9	51.2	(44.0)	—	398.1	607.9	-34.5%

Total Europe	$907.2	$104.4	$(44.0)	$12.6	$980.2	$1,309.4	-25.1%

Emerging Markets	$465.2	$25.4	$(3.1)	$—	$487.5	$547.1	-10.9%

Anixter International	$4,982.4	$181.1	$(109.8)	$147.0	$5,200.7	$6,136.6	-15.3%